EXHIBIT 99.1

NOTICE TO BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF
INGRAM MICRO INC.

August 2, 2004

          Ingram Micro Inc. (“Ingram Micro”) has been advised that the independent public accounting firm which audited the Ingram Micro 401(k) Investment Savings Plan (the “401(k) Plan”) for the plan year ended December 31, 2003, Kushner, Smith, Joanou & Gregson LLP, had not complied with the requirement to register with the Public Company Accounting Oversight Board (“PCAOB”). The Ingram Micro Benefits Administrative Committee, as administrator of the 401(k) Plan (the “Plan Committee”), has commenced a search to replace the 401(k) Plan’s auditors with an independent public accounting firm registered with the PCAOB. The Plan Committee is imposing a blackout period and, until further notice, will cease offering shares of Ingram Micro’s common stock under the 401(k) Plan. The blackout period is expected to end upon the 401(k) Plan’s retention of a registered public accounting firm, audit by the successor firm of the 401(k) Plan’s 2003 financial statements, and filing of an amended Annual Report on Form 11-K for the 401(k) Plan’s 2003 plan year with the successor firm’s audit opinion.

          Beginning August 2, 2004, participants in the 401(k) Plan will not be able to make any new investments in shares of Ingram Micro common stock through the 401(k) Plan. This notice is to inform you that pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during this blackout period, you, as directors and executive officers of Ingram Micro, will not be able to, directly or indirectly, purchase, sell or otherwise acquire or transfer shares of Ingram Micro’s common stock or derivatives on Ingram Micro’s common stock, including stock options. Any purchases or sales made pursuant to a written plan satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, are exempt from this restriction.

          If you have any questions concerning this notice, please contact: Larry Boyd, Senior Vice President, Secretary and General Counsel or Lily Arevalo, Senior Director and Senior Corporate Counsel at Ingram Micro Inc., 1600 E. St. Andrew Place, Santa Ana, California 92705; telephone number (714) 566-1000.